Exhibit 99.1
N e w s R e l e a s e
Contact: Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES
SECOND QUARTER DIVIDEND
     NASHVILLE, Tennessee, July 29, 2008 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended June 30, 2008. This dividend, in the amount of $0.385 per share, is payable on September 3, 2008 to shareholders of record on August 15, 2008.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $1.8 billion in 186 real estate properties and mortgages as of March 31, 2008, excluding assets classified as held for sale and including investments in three unconsolidated limited liability companies. The Company’s 179 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 11.0 million square feet. The Company provides property management services to approximately 7.3 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by
Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2007 under the heading “Risk
Factors,” and as may be updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the
Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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